Exhibit 10.22

April 3, 2018

Mr. Edward J. Borkowski

55 Dale Drive

Chatham, NJ 07928

Dear Ed:

I am pleased to confirm our offer of employment to you for the position of Executive Vice President of Corporate Affairs and Strategy on behalf of MiMedx Group, Inc. (“MiMedx” or “Company”), which employment is to commence on or about April 16, 2018. In this position, you will initially report directly to Pete Petit, Chairman and Chief Executive Officer.

Your initial base salary will be $21,153.84 (gross before deductions) per biweekly pay period, which is equivalent to the gross amount of $550,000 on an annualized basis. Your salary will be payable on a biweekly basis. Your future salary adjustments will be in accordance with Company policy and based upon individual and Company performance.

You will be eligible to participate in the MiMedx 2018 Management Incentive Plan (“MIP”) with an annual target cash bonus amount equal to sixty percent (60%) of the base salary paid to you in accordance with the terms of such program in effect from time-to-time. You will be eligible to begin participating in the MIP effective April 1, 2018.

Your incentive will be calculated based on the achievement of MiMedx financial targets. In the 2018 MIP, a specified portion of your above-referenced target bonus will be allocated to MiMedx revenue performance, and the remaining specified portion will be allocated to MiMedx Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) performance. Under separate cover, you will receive further confirmation of your participation in the 2018 MIP following the commencement of your employment. Your participation in the 2018 MIP will not be prorated based on your participation date of April 1, 2018, but rather based on the full year of 2018.

The Company will make a recommendation to the Compensation Committee that you be granted a Restricted Stock Award of 100,000 shares of MiMedx Common Stock. Such Restricted Stock Award will be subject to the terms of the applicable grant and the terms and conditions of the Company’s 2016 Equity and Cash Incentive Plan and the Restricted Stock Award Agreement. The “Restricted Periods” are the one year period beginning on the Grant Date and ending on the first anniversary of the Grant Date and the successive one-year periods ending on the second and third anniversaries of the Grant Date. Provided you remain an eligible participant in the Stock Incentive Plan, at the end of such Restricted Period, you shall become vested in one-third of the shares of Restricted Stock, and shall own such shares free of all restrictions otherwise imposed by the Restricted Stock Award Agreement. The above recommendation will be made by the Company at the next scheduled meeting of the Compensation Committee, which is scheduled to be held on April 25, 2018.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

At the meeting of the Compensation Committee of the MiMedx Board of Directors coinciding with the Company’s 2018 Annual Shareholder Meeting, which meeting will be held following the filing of the Company’s 2017 Annual Report on Form 10K and the filing of the Company’s Proxy, the Company will make a an additional recommendation to the Compensation Committee that you be granted a Restricted Stock Award. The shares to be recommended will be equivalent to $750,000 in value based on the share price of the Company’s common stock as of the market close on the date you commence employment with MiMedx. Such Restricted Stock Award will be subject to the terms of the applicable grant and the terms and conditions of the Company’s 2016 Equity and Cash Incentive Plan and the Restricted Stock Award Agreement. The “Restricted Periods” are the one year period beginning on the Grant Date and ending on the first anniversary of the Grant Date and the successive one-year periods ending on the second and third anniversaries of the Grant Date. Provided you remain an eligible participant in the Stock Incentive Plan, at the end of such Restricted Period, you shall become vested in one-third of the shares of Restricted Stock, and shall own such shares free of all restrictions otherwise imposed by the Restricted Stock Award Agreement.

In the event that specific events, as defined below, occur in advance of the MiMedx 2018 Annual Shareholder Meeting, and the above referenced recommended grant that was to be equivalent to $750,000 in value is not able to be made to the Compensation Committee, you will be eligible to receive the equivalent value of the above referenced grant paid to you in the form of a lump sum payment in the amount of $750,000 (gross before deductions). The specific events that could occur prior to the MiMedx 2018 Annual Shareholder Meeting which would cause the $750,000 cash payment to become eligible to be generated by the Company are limited to the following events: 1) the consummation of a Change in Control (as defined in the Company’s Change in Control Severance and Restrictive Covenant Agreement referenced below); or 2) your termination of employment without Cause or Good Reason (Cause or Good Reason as defined below in the Non-CIC Severance Agreement).

Based on the Company’s analysis of competitive data, the Company has established a target annual long-term incentive value for each position eligible to participate in the Company’s stock incentive program. This target is expressed as a percentage of the participant’s annual base salary, and is used as a guide by which to measure the appropriate and competitive value of the annual equity grant to be proposed by the Company for approval by the Compensation committee. In your position of Executive Vice President of Corporate Affairs, your target annual long-term incentive value is two hundred percent (200%) of your annual base salary.

As an incentive to enter into the employ of the Company, you will be eligible to receive a special bonus payment in the amount of $150,000 (gross before deductions) payable ninety (90) days following your date of employment with the Company. You must be an active employee with the Company on the date of payment in order to remain eligible for the above referenced special bonus.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

The Company will make a recommendation to the MiMedx Board of Directors that the Company enters into a Change in Control Severance and Restrictive Covenant Agreement (the “Severance Agreement”) between you and MiMedx. The Severance Agreement will be proposed at the April 25, 2018 Board of Directors meeting. The following is a summary of certain of the terms and conditions of the proposed Severance Agreement: If you are an employee of the Company at the time of a Change in Control (as defined in the Severance Agreement), you shall be entitled to the compensation and benefits as described below upon the subsequent termination of your employment with the Company by you or by the Company during the term of the Severance Agreement, unless such termination is as a result of (i) your death; (ii) your disability; (iii) your retirement; (iv) your termination by the Company for Cause (as defined in the Severance Agreement); or (v) your decision to terminate your employment other than for Good Reason (as defined in the Severance Agreement).

After a Change in Control (as defined in the Severance Agreement) of the Company has been consummated, if the Company terminates your employment other than pursuant to the disqualified reasons referenced above or if you terminate your employment for Good Reason (as defined in the Severance Agreement), then the Company shall pay or provide to you, as severance compensation and in consideration of your adherence to all post termination terms and conditions defined in the Severance Agreement, the following:

(a) An amount equal to one and three quarters (1.75) times your annual base compensation and targeted base bonus on the date of the Change in Control (as defined in the Severance Agreement) which amount shall be paid to you in cash on or before the fifth business day following the date of termination of employment; and

(b) For a period of twenty-one (21) months following your date of termination of employment, the following benefits are provided to you:

i.

if you elect and remain eligible for COBRA coverage for you and anyone entitled to claim under or through you, you shall be entitled to purchase the COBRA coverage under the group medical plan or dental plan at a subsidized COBRA rate equal to the “active” employee contribution rate for you and your dependents (where applicable); and

ii.

your participation in the life or other similar insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company (excluding short-term or long-term disability insurance) for which key Employees are eligible at the date of a Change in Control, to the same extent as if you had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company.

The Company’s obligation to provide the above severance payments is expressly contingent upon the Company’s prior receipt of an executed copy of the Company’s General Release (the “General Release”). The Company will have no obligation to provide severance payments in the event that you (i) do not deliver to the Company an executed General Release, or (ii) do deliver an executed General Release to the Company, but you breach any representation, warranty or covenant of the General Release after delivery.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

For purposes of the Severance Agreement, “Change in Control” shall mean and be deemed to have occurred on the earliest to occur of a change in the ownership of the Company, a change in the effective control of the Company, a change in ownership of a substantial portion of the Company’s assets or a disposition of a substantial portion of the Company’s assets, all as defined below:

(a) A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company which, together with stock held by such person or group, represents more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

(b) A change in the effective control of the Company occurs on the date that either: any one person, or more than one person acting as a group becomes the beneficial owner of stock of the Company possessing more than fifty percent (50%) of the total voting power of the stock of the Company; or a majority of members of the Company’s board of directors is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds (2/3) of the members of the Company’s board of directors who were directors prior to the date of the appointment or election of the first of such new directors.

(c) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to seventy-five percent (75%) or more of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. The transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to an entity more than fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by the Company.

(d) A disposition of a substantial portion of the Company’s assets occurs on the date that the Company transfers assets by sale, lease, exchange, distribution to shareholders, assignment to creditors, foreclosure or otherwise, in a transaction or transactions not in the ordinary course of the Company’s business (or has made such transfers during the 12-month period ending on the date of the most recent transfer of assets) that have a total fair market value equal to seventy-five percent (75%) or more of the total fair market value of all of the assets of the Company as of the date immediately prior to the first such transfer or transfers. The transfer of assets by the Company is not treated as a disposition of a substantial portion of the Company’s assets if the assets are transferred to an entity, more than fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by the Company.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

In the event of the involuntary termination of your employment by the Company prior to a Change in Control for reasons other than for “Cause”, or your voluntary termination of your employment prior to a Change in Control with “Good Reason,” you will be eligible to receive severance payments for a period of twelve (12) months following the termination date (the “Non-CIC Severance Period”) equivalent to your annualized base salary and your annualized target base bonus (the “Non-CIC Severance Agreement”). Although such payments will be measured by your salary at the time of termination of employment, you will no longer be an employee of the Company after your termination date. Such payments will be made ratably over the Non-CIC Severance Period according to the Company’s standard payroll schedule and shall be subject to applicable withholdings, provided, however, that no such payments will be made until you deliver an executed General Release, and let the applicable revocation period expire without having revoked same, as described below. Any payments to be made during such time shall be accumulated and paid as soon as administratively practicable after the condition in the previous sentence has been satisfied. Payments made during the Non-CIC Severance Period will be limited to your base salary, less withholdings; however, because you will no longer be an employee of the Company, you will not accrue any bonus, PTO or other compensation during the Non-CIC Severance Period.

If the involuntary termination of your employment by the Company prior to a Change in Control for reasons other than for “Cause” or your voluntary termination of your employment prior to a Change in Control with “Good Reason” occurs prior to the first one-third vesting tranche (33,333 shares) of the above referenced Restricted Stock Award of 100,000 shares of MiMedx Common Stock to be recommended by the Company to the Compensation Committee, the severance applicable to the Non-CIC Severance Agreement will also include an additional lump sum payment in the amount of $750,000 (gross before deductions). Upon the vesting of the first one-third tranche (33,333 shares) of the above referenced Restricted Stock Award of 100,000 shares of MiMedx Common Stock to be recommended by the Company to the Compensation Committee, the severance applicable to the Non-CIC Severance Agreement will no longer include the additional lump sum payment in the amount of $750,000 (gross before deductions).

For the duration of the Non-CIC Severance Period, you and anyone entitled to claim under or through you shall also be entitled to all benefits under any group medical plan, dental plan, vision plan or other present or future similar group employee benefit plan or program of the Company for which employees are eligible as of the date of termination. To receive these benefits, you must elect COBRA; however, you will continue participation in these plans at the “active” employee contribution rate for you and eligible dependents (where applicable) for the duration of the Non-CIC Severance Period. After the Non-CIC Severance Period, you will be able to continue under COBRA to the extent you remain eligible provided you pay the full COBRA rate. Other benefits not described above will be continued under the Company’s then existing benefit plans and policies in accordance with, and to the extent generally permitted with respect to any terminating employees under such plans and policies in effect on the date of termination.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

The Company’s obligation to provide the above severance payments is expressly contingent upon the Company’s prior receipt of an executed copy of the Company’s General Release (the “General Release”). The Company will have no obligation to provide severance payments in the event that you (i) do not deliver to the Company an executed General Release and let any applicable revocation period expire without having revoked same, within thirty (30) days after the termination date, or (ii) do deliver an executed General Release to the Company, but you breach any representation, warranty or covenant of the General Release after delivery.

For purposes of this Non-CIC Severance Agreement, “Cause” shall mean (i) your willful failure, neglect or refusal, as determined by the reasonable judgment of the Company, to perform the material duties of your position, which willful failure, neglect or refusal has not been cured by you within thirty (30) days of receipt of detailed written notice from the Company specifying the acts or omissions constituting such failure, neglect or refusal and you have not at any time thereafter repeated such failure or failed to sustain such cure; (ii) any misconduct by you that has the effect of injuring the reputation or business of the Company or any of its affiliates in any material respect; (iii) your continued or repeated absence from the Company, unless such absence is (a) approved or excused by the CEO of MiMedx or (b) is the result of your illness, disability or incapacity (in which event (viii) below shall control); (iv) your use of illegal drugs while on or off duty or drunkenness while on duty; (v) your conviction for the commission of a felony; (vi) the commission by you of an act of fraud, deceit, intentional material misrepresentation or embezzlement against the Company or any of its affiliates; (vii) knowing, intentional or willful withholding of information from the Company regarding or related to the criminal activity of any supplier, distributor, or vendor of the Company; or (viii) your disability, which shall mean your inability to perform the essential functions of your position, with or without reasonable accommodation by the Company, for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any twelve (12)-month period during your employment with the Company.

For purposes of this “Cause” provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given by the Company’s CEO, COO or their designated representative(s) or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

For purposes of this Non-CIC Severance Agreement, “Good Reason” shall mean the occurrence of any of the following events, without your express written consent: (i) material diminution in your Base Salary; (ii) material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) any material breach of the provisions of this letter by the Company; (iv) relocation of your primary work location by more than fifty (50) miles from its then current location without your consent; or (v) change in your direct reporting relationship to someone other than the CEO unless offered the position of CEO.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

If you believe that Good Reason exists, you shall provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days of the initial existence of such circumstances, and the Company shall have a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure). If you do not resign for Good Reason within thirty (30) days after the expiration of the applicable cure period (provided the Company did not cure same), then you will be deemed to have irrevocably waived your right to terminate for Good Reason with respect to such grounds.

Initially and throughout your first year of employment, the Company will not require your relocation to the Marietta, Georgia area, but rather allow you to commute on a weekly basis from your residence in Chatham, New Jersey to Marietta, Georgia. You will be expected to primarily work from the Company’s Marietta, Georgia office and maintain a schedule averaging no less than four and one-half (4.5) days per week working from the Marietta office or traveling on Company business, unless otherwise agreed between you and the CEO of MiMedx. During this time, you will be permitted to maintain your primary residency in Chatham, New Jersey. At Company expense, MiMedx will secure an apartment for you in the Marietta, Georgia area for you to reside during the days of the week that you work from the Company’s Marietta Office. The Company will pay for your weekly airfare to and from New Jersey and Atlanta. If you choose to remain in the Atlanta area over a weekend, the Company will pay for your spouse’s airfare to and from New Jersey and Atlanta for one weekend each month. Also at Company expense, MiMedx will secure a rental car on a long-term rental arrangement that you will be able to use during your time in Marietta, and not have to do a car return and pick up every time you fly to and from New Jersey to Atlanta.

Following one year of employment with the Company, MiMedx does expect that you will relocate to the Marietta, Georgia area. If you would be interested in relocation from your primary residence in Chatham, New Jersey to the Marietta, Georgia area sooner than one year after you commence employment, the Company will accommodate that desire. Before the start of your relocation process, the Company will provide you with an appropriate relocation package to include relocation benefits and reimbursement of incurred expenses associated with: 1) the movement of household goods and vehicles, including appliance servicing, storage, automobile transport, personal towing (if desired) of your personal belongings, and movement of the contents of your wine cellar; 2) house hunting trips to the Atlanta area; 3) temporary living expenses prior to moving into your new residence in the Atlanta area; 4) sale of your residence in Chatham, New Jersey to include real estate broker fees and other expenses customarily required to be paid by the seller; 5) purchase of your new residence to include legal fees and other transactional expenses required to be paid by the buyer; and 6) reimbursement of the first tier tax consequences of the amounts of the above-reimbursed relocation expenses which are taxable to you. For each of the above areas of relocation benefits, the Company will establish a relocation budget and expenditure ceiling.

Should you voluntarily elect to leave the employ of the Company within twelve (12) months following the completion of all of the above relocation expenses, you will be required to repay to the Company the full amount of the reimbursed relocation expenses.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

You will be permitted to continue serving on the Boards of Directors in which you currently serve provided 1) the nature of the business of those organizations does not create a conflict of interest with your position with MiMedx and the business of MiMedx; and 2) the time required for such Board participation and activities is reasonable. Any requests for future membership on other Boards will follow the Company’s standard disclosure requirements and review for conflict of interest and other factors that may be detrimental or disadvantageous to the Company.

You will be eligible to participate in the Company’s medical, dental, vision, life insurance, and disability benefits programs the first day of the month following your first day of employment. You will be eligible to participate in the MiMedx Group 401(k) Plan effective the first day of the month following your first day of employment.

Each such benefit shall be provided in accordance with the terms of the applicable benefit plans, which may be revised at any time at the Company’s discretion. A summary of the Company’s benefits is enclosed for your review. More detailed benefits eligibility and enrollment information will be sent to you shortly after you begin employment.

This offer is contingent upon a favorable background investigation and pre-employment drug screen result. Once we receive your consent for background screening, you will receive an email from Pembrooke with instructions for the drug screen process and a Chain of Custody (COC) Registration number for specimen collection. Drug screenings must be completed within 48 hours of the Company’s receipt of your executed consent for background screening.

The email from Pembrooke will also contain the addresses and phone numbers of the lab facilities closest to your home address. To find another lab facility that may be more convenient for you, please call 1-800939-4782, Monday — Friday from 6am to midnight (CST). No appointments are necessary. Please make sure that you bring the COC Registration number and photo identification, such as your driver’s license.

This offer is also contingent on the receipt of favorable references from selected former employers.

The Company is committed to the highest standards of integrity and to treating its customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. By accepting this offer, you agree that throughout your employment, you will observe all of the Company’s rules governing conduct of its business and employees, including its policies protecting employees from illegal discrimination and harassment, as those rules and policies may be amended from time to time.

As an employee of MiMedx, you are prohibited from the use or disclosure of confidential information or trade secrets obtained from your past employers. If you have any such documents in your possession, you are expected to return them to the respective organization, and during the course of your employment with the Company, not bring onto MiMedx premises or utilize in any manner such documents, confidential information or trade secrets. While you have not made the Company aware of any such information in your possession, we urge you to abide by this prohibition if such information is currently in your possession.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

This offer of employment is contingent on the absence of any restrictive covenants that would prevent you from conducting the duties and responsibilities of your position with MiMedx. By your acceptance of this offer, you represent that you are not a party to any non-disclosure, restrictive covenant or invention assignment agreements. If you become aware of any such agreements to which you are a party, by your acceptance of this offer, you agree to provide us with a copy of such additional agreements.

As a condition of your employment, you will be required to sign and comply with the enclosed MiMedx Confidentiality and Non-Solicitation Agreement, MiMedx Employee Inventions Assignment Agreement, and MiMedx Non-Competition Agreement. If the provisions of this offer are agreeable to you, please sign this letter to indicate your acceptance and return one copy along with the above-referenced agreements in the enclosed self-addressed envelope.

Ed, I am delighted to extend this offer to you and look forward to an exciting and mutually rewarding business association. We look forward to you joining MiMedx. Please feel free to contact me via email or telephonically if you have any questions. I can be reached at 770-330-4062 or tkuntz@mimedx.com.

Sincerely,

/s/ Thornton A. Kuntz, Jr.
Thornton A. Kuntz, Jr.
Senior Vice President, Administration

cc:	Pete Petit

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

ACCEPTANCE

I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ Edward J. Borkowski	April 4, 2018
Edward J. Borkowski	Date

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com